     As filed with the Securities and Exchange Commission on March 14, 2001

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              deCODE genetics, Inc.

             (Exact name of registrant as specified in its charter)


                DELAWARE                                     04-3326704
      (State or other jurisdiction                        (I.R.S. Employer
    of incorporation or organization)                    Identification No.)


                                   LYNGHALS 1
                               REYKJAVIK, ICELAND
                                 + 354-570-1900
               (Address, including ZIP code, and telephone number,
        including area code, of registrant's principal executive offices)

                     1996 EQUITY INCENTIVE PLAN, AS AMENDED
                            (Full title of the plans)

             KARI STEFANSSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              deCODE genetics, INC.
                                   LYNGHALS 1
                               REYKJAVIK, ICELAND
                                 + 354-570-1900

    (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                           EDWARD P. BROMLEY III, ESQ.
                                 REED SMITH LLP
                           136 MAIN STREET - SUITE 250
                           PRINCETON, NEW JERSEY 08540


                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                      Amount            Proposed Maximum           Proposed
  Title of Each Class of              to be              Offering Price        Maximum Aggregate        Amount of
to be Registered Securities        Registered(1)          Per Share(2)          Offering Price       Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value        3,192,974                $8.22               $26,246,246           $6,561.56

======================================================================================================================

(1) Together with an indeterminate number of additional shares which may be issued pursuant to the 1996 Equity Incentive Plan, as amended as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the average of the high and low price as reported on The NASDAQ National Market on March 12, 2001.

                                     PART I

                                EXPLANATORY NOTE

         This registration statement registers 1,321,974 shares of common stock, par value $.001 per share, of deCODE genetics, Inc. that were issued and sold and 1,871,000 shares of common stock that may be issued and sold under deCODE's 1996 Equity Incentive Plan, as amended (the "Plan").

         This registration statement contains two parts. The first part contains a resale prospectus prepared in accordance with Instruction C of the General Instructions to Form S-8 which covers the reoffer and resales of shares of the common stock issued pursuant to the Plan. The second part contains information required to be included in Part II of a Registration Statement on Form S-8. In accord with the Note to Part I of the Form S-8, information regarding the Plan, as specified by Part I of Form S-8, will be delivered to each participant in the Plan and does not need to be filed with the Securities and Exchange Commission.

                               REOFFER PROSPECTUS

                        1,321,974 Shares of Common Stock

                              deCODE genetics, Inc.

                              ---------------------


         The shares of common stock, $0.001 par value per share (the "shares"), of deCODE genetics, Inc. covered by this reoffer prospectus, may be offered and sold to the public by certain stockholders of deCODE (collectively, the "Selling Securityholders"). The Selling Securityholders have acquired the shares through their exercise of stock options granted to them under deCODE's 1996 Equity Incentive Plan, as amended ("the Plan").

         Our common stock is quoted on the Nasdaq National Market under the symbol "DCGN." On March 1, 2001, the closing price of a share of our common stock on the Nasdaq National Market was $8.00 per share. The Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq National Market or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The shares are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their sale under this prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Securityholders to the public without restriction. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. deCODE will not receive any proceeds from the sale of the shares by the Selling Securityholders.

                              --------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                              --------------------

         The Securities and Exchange Commission and state securities commission have not approved or disapproved these securities, or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

              The date of this reoffer prospectus is March 13, 2001.

                               TABLE OF CONTENTS

                                                                            Page
Where You Can Find More Information.......................................    2
Incorporation of Certain Documents by Reference...........................    3
The Company...............................................................    4
Risk Factors..............................................................    5
Use of Proceeds...........................................................   17
Selling Securityholders...................................................   17
Plan of Distribution......................................................   26
Legal Matters.............................................................   26
Experts...................................................................   26

                                 --------------


         You should rely only on the information contained in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this reoffer prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission. The Registration Statement, including exhibits, and the reports and other information filed by deCODE can be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, l3th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov. deCODE shares are quoted on the Nasdaq National Market under the symbol "DCGN."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement as of their respective dates:

         (a) The final prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act;

         (b) The Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2000;

         (c) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since July 18, 2000;

         (d) The Form 8-A filed on June 26, 2000 pursuant to Section 12(g) of the Exchange Act; and

         (e) The description of our common stock contained in the Registrant's final prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

         deCODE will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Edward Farmer at deCODE, Lynghals 1, Reykjavik, Iceland. deCODE's telephone number is + 354-570-1900 and its Web site is located at www.decode.com. Information on the Web site is not incorporated by reference into this reoffer prospectus.

                                   THE COMPANY

         deCODE was incorporated in August 1996. We are a genomics and health informatics company which develops products and services for the healthcare industry. Our approach to the discovery of healthcare knowledge brings together three key types of non-personally identifiable population data derived from the Icelandic nation: information from the healthcare system, information about relationships among individuals covered by this system and associated molecular genetics data. We have three avenues of commercialization which are: Discovery Services, with a focus on gene and drug target discovery; Database Services, with a focus on the construction and commercialization of the Icelandic Health Sector Database, which contains non-personally identifiable data from Icelandic healthcare records, and the deCODE Combined Data Processing system, to cross-reference data from the Icelandic Health Sector Database with genealogical and genotypic data; and Healthcare Informatics, which is computerized analysis of healthcare data, with a focus on bioinformatics, which is the computerized analysis of biological information, decision-support tools and privacy products.

         In February 1998, we entered into a research collaboration and cross-license agreement with F.Hoffmann-La Roche, or Roche, regarding research into the genetic causes of twelve diseases. Under the terms of the agreement, Roche has made equity investments and has funded our gene discovery programs in twelve diseases. Under the agreement, we may receive a total of more than $200 million in research funding and milestone payments and we will receive royalty payments on the sale of diagnostic and therapeutic products resulting from the collaboration. The term of the agreement will continue until February 1, 2003 provided that Roche elects to extend the agreement for the one-year period commencing on the fourth anniversary of the agreement. Revenues recognized by us have consisted primarily of revenues generated under the research collaboration and cross-license agreement with Roche.

         In May 2000, we entered into a strategic alliance agreement and crosswalk development agreement with Partners Healthcare System, Inc., The General Hospital Corporation, d.b.a. Massachusetts General Hospital and The Brigham and Women's Hospital, Inc., (collectively "Partners") pursuant to which
(a) we will fund research by investigators of Partners pursuant to sponsored research agreements and/or clinical trial agreements to be entered into from time to time, (b) we will collaborate with Partners on, and provide funding for, development of an information technology bridge, called the crosswalk, to facilitate studies with the deCODE Combined Data Processing system and Partners' Research Patient Data Registry and (c) we will develop and market, in consultation with Partners, new information technology products and services relating to the use of the crosswalk for future pharmaceutical and biotechnology applications.

         We have a number of collaborative agreements with local medical institutions and doctors regarding particular disease research. These agreements generally extend for a period of five years. Under the agreements, these institutions and/or physicians contribute data or other clinical information and we contribute equipment, research supplies and our molecular genetics and experimental design expertise. The agreements also require us to reimburse all project-related expenses. If we sell project results, the agreements require us to make specified payments and pay a portion of performance-based milestone payments that we receive. In addition, we have a settlement agreement with a non-Icelandic medical institution whereby we are committed to pay royalties and milestone payments if we are successful in developing and commercializing products which result from a particular technology jointly owned by us and the medical institution.

                                  RISK FACTORS

WE MAY NOT SUCCESSFULLY DEVELOP OR DERIVE REVENUES FROM ANY PRODUCTS OR SERVICES

         DISCOVERY SERVICES

         Our gene discovery programs are still in the early stages of development and may not result in marketable products. We direct our technology and development focus primarily toward identifying genes or gene fragments which are responsible for, or indicate the presence of, certain diseases. Our technologies and approach to gene discovery may not enable us to identify successfully the specific genes that cause or predispose individuals to the complex diseases that are the targets of our gene discovery program, even where we have identified candidate genes. In addition, the diseases we are targeting are generally believed to be caused by a number of genetic and environmental factors. It may not be possible to address such diseases through gene-based therapeutic or diagnostic products. Accordingly, even if we are successful in identifying specific genes, our discoveries may not lead to the development of commercial products.

         Even if we, or our collaborators, are able to develop pharmaceutical products, those products will fail to produce revenues unless they:

         -        are safe and effective;

         -        meet regulatory standards in a timely manner;

         -        successfully compete with other technologies and products;

         -        avoid infringing on the proprietary rights of others;

         - can be manufactured in sufficient quantities at reasonable costs; and

         -        can be marketed successfully.

         We are not certain that we will be able to achieve these conditions for product revenues. We expect that it will be a number of years, if ever, before we will recognize revenue from therapeutic or diagnostic product sales or royalties on such sales.

         Our initiatives in pharmacogenomics and the study of the function of genes, a field known as functional genomics, are not certain to provide any revenues. There may be no market for these services because of competition, lack of market acceptance or our inability to develop these services successfully. We may not be able to develop our functional genomics capabilities to a state that is adequate for realizing revenues.

         DATABASE SERVICES

         We, through our wholly-owned subsidiary Islensk erfdagreining ehf., received a license permitting us to develop and operate the Icelandic Health Sector Database in January 2000, and accordingly, are at the early stages of its development. The collection of genotypic data, which is another integral part of the deCODE Combined Data Processing system, is also in the early stages of development. We expect that it will take several years before we have fully developed the deCODE Combined Data Processing system. We are presently devoting substantial resources to the development of the deCODE Combined Data Processing system and its components. We plan to continue to devote substantial resources to this development for the foreseeable future. We cannot be sure that the deCODE Combined Data Processing system will result in marketable products or services. Our intended method for cross-referencing genealogical, genotypic and healthcare data is central to the development of the deCODE Combined Data Processing system and is unproven. The success of our database services is contingent upon:

         - the development of the Icelandic Health Sector Database and collection of genotypic data;

         - the creation of database and cross-reference software that is free from design defects or errors;

         - compliance with governmental requirements regarding the Icelandic Health Sector Database;

         -        the security and reliability of encryption technology;

         -        the cooperation of the Icelandic healthcare system;

         - the ability to obtain blood samples from consenting Icelanders and consents to the use of their genotypic data by cross-referencing through the deCODE Combined Data Processing system;

         - the usefulness of information derived through the deCODE Combined Data Processing system in disease management, analysis of drug response, gene discovery and drug target validation; and

         - the development of marketing and pricing methods that the intended users of the deCODE Combined Data Processing system will accept. If we fail to successfully commercialize our database services, we will not realize revenues from this part of our business.

HEALTHCARE INFORMATICS

         Our bioinformatics and privacy protection products have, to date, been tested only in connection with our own use of them and they may not meet the needs of potential customers. We are at a very early stage of development of our medical decision-support systems for healthcare providers, and we have generated no revenues from sales or licenses of bioinformatics, decision-support, or privacy protection products. To date we have not produced any decision-support tools and there can be no assurance that we can successfully develop or commercialize medical decision-support systems or that there will be a market for our bioinformatics, decision-support or privacy protection products for healthcare delivery.

IF OUR ASSUMPTION ABOUT THE ROLE OF GENES IN DISEASE IS WRONG, WE MAY NOT BE ABLE TO DEVELOP USEFUL PRODUCTS

         The products we hope to develop involve new and unproven approaches. They are based on the assumption that information about genes may help scientists better understand complex disease processes. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed. Of the products that exist, all are diagnostic products. To date, we know of no therapeutic products based on disease gene discoveries. If our assumption about the role of genes in the disease process is wrong, our gene discovery programs may not result in products, the genetic data included in our database and informatics products may not be useful to our customers and those products may lose any competitive advantage.

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR A PERIOD LONGER THAN ANTICIPATED, OR IN AN AMOUNT GREATER THAN ANTICIPATED, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS

    We incurred net losses of $24,864,953 for the nine months ended September 30, 2000, and $23,788,447 for the year ended December 31, 1999. As of September 30, 2000, we had an accumulated deficit of $102,277,926. To date, we have never generated a profit and we have not generated any significant revenues except for payments received in connection with our research collaboration with Roche and interest revenues. The development of our technologies will require substantial increases in expenditures over the next several years. In addition, we expect to spend more in connection with our internal research programs and the preparation of the Icelandic Health Sector Database, the deCODE Combined Data Processing system and informatics. As a result, we expect to incur operating losses for several years. If the time required to generate product revenues and achieve profitability is longer than we currently anticipate or the level of operating losses is greater than we currently anticipate, we may not be able to continue our operations.

IF WE ARE NOT ABLE TO OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR EXPANDING CAPITAL REQUIREMENTS, WE MAY BE FORCED TO REDUCE OR TERMINATE OUR RESEARCH PROGRAMS AND PRODUCT DEVELOPMENT

         We have used substantial amounts of cash to fund our research and development activities. We expect our capital and operating expenditures to increase over the next several years as we expand our research and development activities, construct the Icelandic Health Sector Database and the deCODE Combined Data Processing system, collect the genotype data and develop healthcare informatics products. Many factors will influence our future capital needs, including:

         -        the progress of our discovery and research programs;

         -        the number and breadth of these programs;

         - our ability to attract collaborators for, subscribers to or customers for our products and services;

         - our achievement of milestones under our research collaboration agreement with Roche;

         - our ability to establish and maintain additional collaborations;

         - our collaborators' progress in commercializing our gene discoveries;

         - the level of our activities relating to commercialization rights we retain in our collaborations;

         -        competing technological and market developments;

         - the costs involved in enforcing patent claims and other intellectual property rights; and

         -        the costs and timing of regulatory approvals.

         We intend to rely on Roche and future collaborators for significant funding in support of our research efforts. In addition, we may seek additional funding through public or private equity offerings and debt financings. Additional financing may not be available when needed. If available, such financing may not be on terms favorable to us or our stockholders. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities. If we raise additional funds through collaborations and licensing arrangements, we may have to relinquish rights to certain of our technologies or product candidates, or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and product development. We believe that the net proceeds from our initial public offering, other cash and investment securities and anticipated cash flow from Roche will be sufficient to support our current operating plan for several years. We have based this belief on assumptions that may prove wrong.

IF WE DO NOT MAINTAIN THE GOODWILL AND RECEIVE THE COOPERATION OF THE ICELANDIC POPULATION, WE MAY BE UNABLE TO PURSUE OUR GENE IDENTIFICATION PROGRAMS, PHARMACOGENOMICS OR FUNCTIONAL GENOMICS EFFORTS, COLLECT GENOTYPE DATA OR DEVELOP THE ICELANDIC HEALTH SECTOR DATABASE AND THE deCODE COMBINED DATA PROCESSING SYSTEM

         Our approach to gene identification and the development and maintenance of genotype data, the Icelandic Health Sector Database and the deCODE Combined Data Processing system depend on the goodwill and cooperation of the Icelandic population, including the Icelandic government and the healthcare system. Our development of the Icelandic Health Sector Database will be impaired if individual Icelanders refuse to allow information from their medical records to be included in the Icelandic Health Sector Database or healthcare providers attempt to prevent us from having access to medical records of their patients. Individuals may opt-out of having their records included in the Icelandic Health Sector Database. As of December 31, 2000 approximately 7% of the population has exercised this right. Some doctors practicing in Iceland have expressed opposition to the Icelandic Health Sector Database and may attempt to withhold their patients' data from inclusion in such database or encourage their patients to exercise their opt-out rights. Our development of genotype data and our cross-referencing through the deCODE Combined Data Processing system of that data with information about the manifestations of disease, which are known as phenotypes, in the Icelandic Health Sector Database require that a substantial portion of the Icelandic population provide us with blood samples for genotyping and consent to the use of their DNA to cross-reference molecular genetics data with the Icelandic Health Sector Database. To date, between eighty and ninety percent of individuals that we have asked to participate in our research projects have done so. Because only a small portion of the Icelandic population may carry certain mutations, the unwillingness of even a small portion of the population to participate in our programs could diminish our ability to develop and market information based on the use of genotypic data.

OUR RELIANCE ON THE ICELANDIC POPULATION IN OUR GENE DISCOVERY PROGRAMS AND DATABASE SERVICES MAY LIMIT THE APPLICABILITY OF OUR DISCOVERIES TO CERTAIN POPULATIONS

         In general, the genetic make-up and prevalence of disease vary across populations around the world. Common complex diseases generally occur with a similar frequency in Iceland as in other western countries. We are already studying some of these diseases in our gene discovery programs. However, the populations of other western nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population. As a result, we and our partners may take more time or may be unable to develop diagnostic products that are effective on all, or a portion, of those people with such diseases. Similarly, any difference between the Icelandic population and the populations of other countries may have an effect on the usefulness of the Icelandic Health Sector Database and deCODE Combined Data Processing system in studying disease in populations of countries other than Iceland. We do not anticipate developing any products solely for the Icelandic market. For our business to succeed, we must apply discoveries that we make on the basis of the Icelandic population to other markets.

OUR CREATION AND OPERATION OF THE ICELANDIC HEALTH SECTOR DATABASE IS BASED UPON A LICENSE FROM THE ICELANDIC MINISTRY OF HEALTH AND SOCIAL SECURITY AND IS SUBJECT TO GOVERNMENT SUPERVISION AND REGULATION, WHICH MAY MAKE OUR DEVELOPMENT OF DATABASE PRODUCTS MORE EXPENSIVE AND TIME-CONSUMING THAN WE ANTICIPATED

We may construct the Icelandic Health Sector Database and cross-reference it with our genealogical and genetic data, through the deCODE Combined Data Processing system, only in accordance with the stipulations of the Icelandic Health Sector Database license (the "License") which the Ministry of Health and Social Security, or the Ministry, granted us pursuant to the Act on a Health Sector Database no. 139/1998, or the Act. The License permits the processing of healthcare data from healthcare records and other relevant data into the Icelandic Health Sector Database. The Monitoring Committee, the Data Protection Authority of Iceland and an Interdisciplinary Ethics Committee will supervise our construction and operation of the Icelandic Health Sector Database. These committees report to the Ministry. In addition, the Icelandic Bioethics Committee will review our operation of the Icelandic Health Sector Database. The Ministry may withdraw our License in the event that we violate the terms and conditions of the License, the Act or its rules. In addition, the Icelandic parliament could amend the Act in ways which would adversely affect our ability to develop or market the Icelandic Health Sector Database and, consequently, the deCODE Combined Data Processing system. Because the Icelandic parliament and government recently adopted the Act and its rules, there is no precedent interpreting the Act or the rules.

         In preparing the Icelandic Health Sector Database, we must comply with the Data Protection Authority's technical requirements. These technical requirements cover areas such as data encryption and privacy protection. The Data Protection Authority may review these requirements from time to time and may require greater technical capabilities than we currently have. Compliance with these requirements can be expensive and time-consuming and may delay the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing system or make such development more expensive than we anticipated. In addition, the agencies imposing these requirements will evaluate our compliance efforts. We cannot control the time required for this evaluation, and accordingly, the evaluation process may lead to delay in the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing system.

         The Interdisciplinary Ethics Committee has the power to withdraw permission for any type of research program in the Icelandic Health Sector Database not conducted in accordance with international rules of bioethics.

         At the expiration of the License, we are required to ensure that the Ministry or its designee will receive, without payment of consideration, intellectual property rights necessary for the creation and operation of the database for public health purposes and for scientific research.

         We are subject to a very extensive indemnity clause in our agreement with the Ministry, pursuant to which:

         - we have agreed not to make any claim against the government if the Act or the License are amended as a result of the Act or rules relating to the Icelandic Health Sector Database being found to be inconsistent with the rules of the European Economic Area, or EEA, or other international rules and agreements to which Iceland is or becomes a party;

         - we have agreed that if the Icelandic State, by a final judgment, is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or issuance of the Icelandic Health Sector Database license, we will indemnify it against all damages and costs in connection with the litigation; and

         - we have agreed to compensate any third parties with whom the Icelandic government negotiates a settlement of liability claims arising from the legislation on the Icelandic Health Sector Database and/or the issuance of the License, provided that the Icelandic government demonstrates that it was justified in agreeing to make payments pursuant to the settlement.

IF WE ARE NOT ABLE TO ENTER INTO AGREEMENTS WITH MORE ICELANDIC HEALTH INSTITUTIONS, AS THE ICELANDIC HEALTH SECTOR DATABASE LICENSE REQUIRES, IN ORDER TO COLLECT DATA FROM THE INSTITUTIONS, WE WILL NOT BE ABLE TO CONSTRUCT AND OPERATE THE ICELANDIC HEALTH SECTOR DATABASE

         The License requires us to enter into agreements with Icelandic health institutions and self-employed health service professionals regarding access to and the processing of information from medical records. To date we have only entered into such agreements with 9 Icelandic health institutions. We cannot be certain that we will be able to enter into such agreements with a sufficient number of health institutions as the operations of the Icelandic Health Sector Database will require. Neither can we be certain that such agreements will be on terms favorable to us. Some doctors practicing in Iceland have expressed opposition to the Icelandic Health Sector Database and it is possible that those who have private practices and as such have authority to enter into agreements with us may refuse to do so or those who are employed by health institutions may encourage the institutions to refuse to do so. We cannot be certain that individuals within health institutions will adhere to the requirements of such agreements. The Icelandic Medical Association is currently publicly opposing some aspects of the way in which the Icelandic Health Sector Database will be created. Our inability to enter into additional such agreements on favorable terms or in a timely manner, or to obtain others' compliance with the terms of such agreements, could have a material adverse effect on our ability to construct and operate the Icelandic Health Sector Database.

IF WE CANNOT OBTAIN AN EXTENSION OF THE TERM OF THE ICELANDIC HEALTH SECTOR DATABASE LICENSE BEYOND ITS EXPIRATION DATE IN JANUARY 2012, WE WILL NOT BE ABLE TO OPERATE OR DERIVE RESOURCES FROM THE ICELANDIC HEALTH SECTOR DATABASE OR THE deCODE COMBINED DATA PROCESSING SYSTEM AFTER THAT DATE

Even if we are successful in creating and marketing the Icelandic Health Sector Database and the deCODE Combined Data Processing system, the License will expire in January 2012 unless we are able to obtain an extension. There is no assurance that we will obtain further access rights on favorable terms, if at all. Our negotiations with healthcare institutions, the process of genotyping and the development of database infrastructure, among other factors, will determine when we can begin marketing the deCODE Combined Data Processing system. We expect that the Icelandic Health Sector Database and the deCODE Combined Data Processing system will not be fully operational for up to four years. The License will be subject to a review in 2008, and at that time, in accordance with an agreement we entered into with the Ministry simultaneously with the granting of the License, we and the Ministry will enter into discussions on renewal of the License at the end of the term. The Ministry might not renew the License in 2012 and we cannot guarantee any renewal.

WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES

         Our strategy for deriving revenues from the discovery of genes and the development of products based upon our discoveries depends upon the formation of research collaborations and licensing arrangements with several partners at the same time. We currently have only two substantial collaborative relationships. To succeed, we will have to maintain these relationships and establish additional collaborations. We cannot be sure that we will be able to establish the additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology, that any future collaborations or licensing arrangements will be on terms favorable to us, or that current or future collaborations or licensing arrangements ultimately will be successful. If we are not able to manage multiple collaborations successfully, our programs will suffer.

         We also expect to rely on collaborations in other parts of our business such as the construction of the deCODE Combined Data Processing system. During the development of the deCODE Combined Data Processing system, we intend to pursue collaborations to assist us in the development of certain of its components. Such collaborations may involve the use of particular technologies or collaborative development and marketing activities. If we are unable to enter into such collaborations on favorable terms, our ability to commercialize the deCODE Combined Data Processing system will be adversely affected.

         To develop our healthcare informatics products, we also plan to rely on collaborative relationships. To date we have not established any such collaborative relationships. If we are unable to form or maintain such collaborative arrangements, our healthcare informatics operations will be adversely affected.

OUR DEPENDENCE ON COLLABORATIVE RELATIONSHIPS MAY LEAD TO DELAYS IN PRODUCT DEVELOPMENT AND DISPUTES OVER RIGHTS TO TECHNOLOGY

         Currently we do not expect to develop or market pharmaceutical products on our own. As a result, we will be dependent on collaborators for the pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products that result from our technology. Our agreements with pharmaceutical collaborators or collaborators for gene research projects will typically allow them significant discretion in electing whether to pursue such activities. We cannot control the amount and timing of resources collaborators will devote to our programs or potential products. Our collaborations may have the effect of limiting the areas of research that we may pursue either alone or with others.

         In addition, we expect to develop our database products, in part, with various collaborators, and we may develop healthcare informatics tools which are designed to work in conjunction with or to enhance the healthcare informatics tools of other developers. These arrangements may place responsibility for key aspects of product development and marketing on our collaborative partners. Accordingly, the performance of these key aspects is uncertain and beyond our direct control. If our collaborators fail to perform their obligations, our database products could contain erroneous data, design defects, viruses or software defects that are difficult to detect and correct and may adversely affect our revenues and the market acceptance of our products.

         If any pharmaceutical, healthcare informatics or database collaborator were to breach or terminate its agreement with us, or otherwise fail to conduct collaborative activities successfully and in a timely manner, the development or commercialization of products, services, technologies or research programs may be delayed or terminated.

         Competing products that our collaborators develop or to which our collaborators have rights may result in their withdrawal of support for our products and services.

         Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between us and our collaborators could lead to delays in the collaborative research, development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve.

ETHICAL AND PRIVACY CONCERNS MAY LIMIT OUR ABILITY TO DEVELOP AND USE THE ICELANDIC HEALTH SECTOR DATABASE AND THE deCODE COMBINED DATA PROCESSING SYSTEM AND MAY LEAD TO LITIGATION AGAINST US OR THE ICELANDIC GOVERNMENT

         The Icelandic parliament's passage of the Act and the Ministry's granting of the License have raised ethical and privacy concerns in Iceland and internationally among healthcare professionals and others including the Icelandic Medical Association and the World Medical Association. Ethical and privacy concerns about the development and use of the Icelandic Health Sector Database and the deCODE Combined Data Processing system may lead to litigation in U.S., Icelandic or other national courts, or in international courts such as the European Court of Human Rights in Strasbourg (e.g., on the basis of an alleged breach of the patient-doctor confidential relationship, constitutional privacy issues, international conventions dealing with protection of privacy issues or human rights conventions). The results of such litigation could have a material adverse affect on our ability to construct and operate the Icelandic Health Sector Database and the deCODE Combined Data Processing system.

CERTAIN PARTIES HAVE ANNOUNCED AN INTENTION TO INSTITUTE LITIGATION TESTING THE CONSTITUTIONALITY OF THE ACT, WHICH COULD DELAY OR PREVENT US FROM DEVELOPING AND OPERATING THE ICELANDIC HEALTH SECTOR DATABASE AND THE deCODE COMBINED DATA PROCESSING SYSTEM

         In February 2000, an organization known as The Association of Icelanders for Ethics in Science and Medicine, or Mannvernd, and a group of physicians and other citizens issued a press release announcing their intention to file lawsuits against the State of Iceland and any other relevant parties, including deCODE, to test the constitutionality of the Act. According to the press release, the intended lawsuit will allege that the Act and the License involve human rights violations and will challenge the validity of provisions of the Act which allow the use of presumed consent for the processing of health data into the Icelandic Health Sector Database and the grant of a license to operate a single database. To date no such suit has been brought against deCODE or the State of Iceland to that effect by Mannvernd or any other party. deCODE believes that any such litigation would be without merit and intends to defend vigorously any such action in which we become a party. However, in the event that the Icelandic State by a final judgment is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or the issuance of the License, our agreement with the Ministry requires us to indemnify the Icelandic State against all damages and costs incurred in connection with such litigation. In addition, the pendency of such litigation could lead to delay in the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing System, and an unfavorable outcome would prevent us from developing and operating the Icelandic Health Sector Database and the deCODE Combined Data Processing system.

IF WE FAIL TO PROTECT CONFIDENTIAL DATA ADEQUATELY, WE COULD INCUR LIABILITY OR LOSE OUR LICENSE

         The Act and the License require us to encrypt all patient data and to take other actions to ensure confidentiality of data included in the Icelandic Health Sector Database and restrict access to it. We are developing the Icelandic Health Sector Database according to the Data Protection Authority's technology, security and organizational terms. The Data Protection Authority may periodically review and amend such terms in light of new technology or change of circumstances. We must comply with any such revised data protection terms within a deadline which the Data Protection Authority may establish when it revises the terms. Although, to date, one expert in this field has criticized the security terms, we believe that they are, and will continue to be, in line with international best industry-practice standards. In addition, the customers for other products we may develop may impose confidentiality requirements. Accidental disclosures of confidential data may result from technical failures in encryption technology or from human error by our employees or those of our customers or collaborators. Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of the License, the loss of our customers and reputation and the loss of the goodwill and cooperation of the Icelandic population including healthcare professionals.

ETHICAL AND PRIVACY CONCERNS MAY LIMIT THE USE OF GENETIC TESTING AND THEREFORE THE COMMERCIAL LIABILITY OF ANY PRODUCTS WE DEVELOP

         Other companies have developed genetic predisposition tests that have raised ethical concerns. It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases. Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. These factors may limit the market for, and therefore the commercial viability of, products that we and our collaborators develop.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH BIOTECHNOLOGY COMPANIES AND ESTABLISHED PHARMACEUTICAL COMPANIES IN THE DEVELOPMENT AND MARKETING OF PRODUCTS BASED UPON THE IDENTIFICATION OF DISEASE-CAUSING GENES

         A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases. Competition in this field is intense and is expected to increase. We have numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, the United States-funded Human Genome Project and other government-sponsored entities. Many of our competitors have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than we do, which may allow them to discover important genes before we do. We believe that a number of our competitors are developing competing products and services that may be commercially successful and that are further advanced in development than our potential products and services. To succeed, we, together with our collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before competitors. Even if our collaborators or we are successful in developing effective products or services, our products and services may not successfully compete with those of our competitors. Our competitors may succeed in developing and marketing products and services that are more effective than ours or that are marketed before ours.

         Our collaboration with Roche does not prevent it from initiating its own gene research or developing products based upon its, or any other party's, gene research. Such products may compete with any products that we develop through our gene discovery programs. We expect that future collaborations may allow our future partners to undertake research and develop products on their own or with third parties.

         Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to our research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of our research projects and make it more difficult for us to compete. We may also face competition from other entities in gaining access to DNA samples used for research and development purposes.

         We expect competition to intensify as technical advances are made and become more widely known. Our future success will depend in large part on maintaining a competitive position in the genomics field. Others' or our rapid technological development may result in products or technologies becoming obsolete before we recover the expenses we incur in developing them. Less expensive or more effective technologies could make future products obsolete. We cannot be certain that we will be able to make the necessary enhancements to any products we develop to compete successfully with newly emerging technologies.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH ESTABLISHED COMPANIES AND GOVERNMENT AGENCIES IN THE FIELD OF DATABASE SERVICES

         Others are currently developing or marketing a number of databases to assist participants in the healthcare industry and academic researchers in the management and analysis of their own genomic data and data available in the public domain. Although we believe that our existing genealogy database and our license to construct and operate the Icelandic Health Sector Database provide us with a unique opportunity to cross-reference databases that include genetic makeup, genealogy, medical history, disease symptoms, resource use and treatment outcomes, we cannot be sure that any of the databases that we create will achieve greater market acceptance than those of our competitors. We plan to grant limited Internet access to our genealogy data to the Icelandic public for non-business use. Although our genealogy data will be restricted both by technical and legal means, it is possible that this Internet access will in some way facilitate the construction of similar databases intended for commercial purposes.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE FIELD OF HEALTHCARE INFORMATICS

         The healthcare informatics field is highly competitive. Many companies compete with us to develop healthcare informatics similar to our expected products, including products relating to medical record maintenance, medical decision-support systems and systems design. We expect that competition will continue to intensify. Many of our competitors have significantly greater financial resources and market presence than we have. We cannot be sure that any products that we develop in the field of healthcare informatics, including medical decision-support systems, will compete effectively with those of our competitors.

REGULATORY AUTHORITIES MAY DETERMINE THAT OUR LICENSE TO DEVELOP THE ICELANDIC HEALTH SECTOR DATABASE INFRINGES UPON COMPETITION RULES IN THE EUROPEAN ECONOMIC AREA, OR EEA, WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO DERIVE REVENUES FROM THE ICELANDIC HEALTH SECTOR DATABASE AND THE deCODE COMBINED DATA PROCESSING SYSTEM

         Iceland is a member of the European Free Trade Association, or EFTA, together with Norway, Switzerland and Liechtenstein. Through this membership, Iceland has become a part of the EEA which was created by the EEA agreement between EFTA and the European Union, or EU. The EEA agreement extends the EU internal market and its regulations to EFTA countries that adopt certain EU legislation. Accordingly, Iceland is subject to both EFTA and EU competition and public procurement rules. A determination that the Act or our License is in breach of such rules could result in a revocation or dilution of the License for the Icelandic Health Sector Database and could have a negative impact on the profitability and marketing potential of the deCODE Combined Data Processing system.

OTHERS MAY CLAIM INTELLECTUAL PROPERTY RIGHTS TO OUR GENEALOGY DATABASE, WHICH COULD PREVENT US FROM USING SOME OR ALL OF OUR DATABASE AND IMPAIR OUR ABILITY TO DERIVE REVENUES FROM OUR DATABASE AND GENE DISCOVERY SERVICES

         We are aware that there are other firms and individuals who have prepared, or are currently preparing, genealogy databases similar to the one we have developed. If any parties should successfully claim that the creation or use of any of our databases infringes upon their intellectual property rights, it could have a material adverse effect on our business. Two parties alleging to hold copyrights to approximately 100 Icelandic genealogy books have filed a copyright infringement suit against us in Iceland claiming that we have used data from these books in the creation of our genealogy database, in violation of their rights. The claimants seek a declaratory judgment to prevent our use of the database and monetary damages in the amount of approximately $9,000,000. We believe that this suit is without merit and intend to defend it vigorously, but if it were successful it could have a material adverse effect on our database and gene discovery services.

WE MAY NOT BE ABLE TO PROTECT THE PROPRIETARY RIGHTS THAT ARE CRITICAL TO OUR SUCCESS

         Our success will depend on our ability to protect our genealogy database and genotypic data and any other proprietary databases that we develop, proprietary software and other proprietary methods and technologies. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.

         Our commercial success will depend in part on obtaining patent protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual considerations. We cannot be sure that any of our pending patent applications will result in issued patents, that we will develop additional proprietary technologies that are patentable, that any patents issued to us or our partners will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business.

         In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving. There is substantial uncertainty regarding the patentability of genes or gene fragments without known functions. The laws of some European countries provide that genes and gene fragments may not be patented. The Commission of the EU has passed a directive which prevents the patenting of genes in their natural state. The U.S. Patent and Trademark Office initially rejected a patent application by the National Institutes of Health on partial genes. Accordingly, the degree of future protection for our proprietary rights is uncertain and, we cannot predict the breadth of claims allowed in any patents issued to us or to others. We could also incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

         Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. We cannot be certain that our patent applications will have priority over any patent applications of others. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we are granted patents we cannot be sure that they would be valid and enforceable against third parties. Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. Any legal action against us or our partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that we or our partners would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all. If licenses are not available, we or our partners may be required to cease marketing our products or practicing our methods.

         If expressed sequence tags, single nucleotide polymorphisms, or SNPs, or other sequence information become publicly available before we apply for patent protection on a corresponding full-length or partial gene, our ability to obtain patent protection for those genes or gene sequences could be adversely affected. In addition, other parties are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. If any patents are issued to other parties on these partial or full-length genes or gene products or uses for such genes or gene products, the risk increases that the sale of our or our collaborators' potential products or processes may give rise to claims of patent infringement. The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than we have available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the U.S. Patent and Trademark Office has adopted.

         While we require employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

         If the information processed by the deCODE Combined Data Processing system is disclosed without our authorization, demand for our products and services may be adversely affected.

IF WE OR OUR COLLABORATORS ARE UNABLE TO OBTAIN REGULATORY APPROVALS FOR PRODUCTS RESULTING FROM OUR GENE DISCOVERY PROGRAMS, WE WILL NOT BE ABLE TO DERIVE REVENUES FROM THESE PRODUCTS

         Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed. We cannot be certain that regulatory approval for any drugs or diagnostic products resulting from our gene discovery programs will be obtained. The regulatory process can take many years and require substantial resources. Because some of the products likely to result from our disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review. As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.

         After initial regulatory approval, a marketed product and its manufacturer must undergo continuing review. Discovery of previously unknown problems with a product may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market.

OUR DEPENDENCE UPON A SINGLE THIRD PARTY FOR SEQUENCING MACHINES MAY IMPAIR OUR RESEARCH PROGRAMS

         We currently use a single manufacturer to supply the gene sequencing machines that we use in our gene discovery programs. While other types of gene sequencing machines are available from other manufacturers, we do not believe that the other machines are as efficient as the machines we currently use. We cannot be sure that the gene sequencing machines will remain available in sufficient quantities at acceptable costs. If we cannot obtain additional gene sequencing machines at commercially reasonable rates, or if we are required to change to a new supplier of gene sequencing machines, our gene discovery programs would be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY TECHNOLOGY

         We have acquired or licensed certain components of our technologies from third parties. Changes in or termination of these third party agreements could materially adversely affect our discovery or research programs. We cannot be certain that we will be able to acquire any new technologies which we need.

WE WILL HAVE TO RELY ON OTHERS FOR CLINICAL TRIALS, MANUFACTURING, MARKETING, REGULATORY COMPLIANCE AND SALES CAPABILITIES, WHICH MAY IMPAIR OUR ABILITY TO DELIVER PRODUCTS

         In our research collaborations, we will seek to retain rights to develop and market certain therapeutic and diagnostic products or services. If we are able to retain these rights and successfully develop products, we expect to contract with others for conducting clinical trials, manufacturing, marketing and sales.

         We are not certain that we will be able to enter into such arrangements on favorable terms, if at all. Our dependence upon third parties for the conduct of clinical trials, the obtaining of governmental approvals or the manufacture, marketing or sales of products may adversely affect our ability to develop and deliver products on a timely and competitive basis. Our current facilities and staff are inadequate for commercial production and distribution of products. If we choose in the future to engage directly in the development, manufacturing and marketing of certain products, we will require substantial additional funds, personnel and production facilities.

EFFORTS TO REDUCE HEALTHCARE COSTS MAY REDUCE MARKET ACCEPTANCE OF OUR PRODUCTS

         Our success will depend in part on the extent to which government and health administration authorities, private health insurers and other third party payors will pay for our products. Reimbursement for newly approved healthcare products is uncertain. Third party payors, including Medicare in the U.S., are increasingly challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. We cannot be certain that any third party insurance coverage will be available to patients for any products we discover or develop. If government or other third party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be materially reduced.

OUR OPERATIONS MAY BE IMPAIRED UNLESS WE CAN SUCCESSFULLY MANAGE OUR GROWTH

         We have recently experienced significant growth in the number of our employees and the scope of our operations. We intend to hire additional personnel to construct the Icelandic Health Sector Database and the deCODE Combined Data Processing system, and to develop our healthcare informatics products. Our management and operations are, and may continue to be, under significant strain due to this growth. To manage such growth, we must strengthen our management team and attract and retain skilled employees. Our success will also depend on our ability to improve our management information, research information and operational control systems and to expand, train and manage our workforce.

CHANGES IN OUTSOURCING TRENDS IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES COULD ADVERSELY AFFECT OUR GROWTH

         Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to outsource from organizations like ours to conduct genetic research, clinical research and sales and marketing projects. Some industry commentators believe that the rate of growth of outsourcing will trend downward. If these industries reduce their present tendency to outsource those projects, our operations, financial condition and growth rate could be materially and adversely affected. Recently, we also believe we have been negatively impacted by pending mergers and other factors in the pharmaceutical industry, which appear to have slowed decision making by our customers and delayed certain trials. A continuation of these trends would have an ongoing adverse effect on our business. In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If further regulatory cost containment efforts limit the profits which can be derived on new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us. We cannot predict the likelihood of any of these events or the effects they would have on our business, results of operations or financial condition.

ENCODE'S PRODUCT DEVELOPMENT SERVICES CREATE A RISK OF LIABILITY FROM CLINICAL TRIAL PARTICIPANTS AND THE PARTIES WITH WHOM WE CONTRACT

         Encode, our subsidiary, contracts with drug companies to perform a wide range of services to assist them in bringing new drugs to market. Its services include supervising clinical trials, data and laboratory analysis, patient recruitment and other services. The process of bringing a new drug to market is time-consuming and expensive. If we do not perform our services to contractual or regulatory standards, the clinical trial process could be adversely affected. Additionally, if clinical trial services such as monitoring clinical trials, adherence to good clinical practice and laboratory analysis do not conform to contractual or regulatory standards, trial participants could be affected. In such case these events would create a risk of liability to us from the drug companies with whom we contract or the study participants.

         We also contract with physicians to serve as investigators in conducting clinical trials. Such testing creates risk of liability for personal injury to or death of patients or volunteers, particularly to patients with life-threatening illnesses, resulting from adverse reactions to the test drugs. It is possible third parties could claim that we should be held liable for losses arising from any deficiencies in professional conduct of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third party investigators, and we would vigorously defend any such claims. Nonetheless, it is possible we could be found liable for such losses.

         In addition to supervising tests or performing laboratory analysis, Encode will also engage in Phase I clinical trials. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug's basic safety. We also could be liable for the general risks associated with the conducting of such trials. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the unprofessional practice of Phase I medical care providers.

         We also could be held liable for errors or omissions in connection with our services. For example, we could be held liable for errors or omissions or breach of contract if one of our laboratories inaccurately reports or fails to report lab results or if our informatics products violate rights of third parties. We maintain insurance to cover ordinary risks but any insurance might not be adequate, and it would not cover the risk of a customer deciding not to do business with us as a result of poor performance.

USE OF THERAPEUTIC OR DIAGNOSTIC PRODUCTS DEVELOPED AS A RESULT OF OUR PROGRAMS MAY RESULT IN LIABILITY CLAIMS FOR WHICH WE HAVE INADEQUATE INSURANCE

         The users of any therapeutic or diagnostic products developed as a result of our discovery or research programs or the use of our database or medical decision-support products may bring product liability claims against us. We currently do not carry liability insurance to cover such claims. We are not certain that we or our collaborators will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. If we cannot protect against potential liability claims, we or our collaborators may find it difficult or impossible to commercialize products.

WE MAY BE UNABLE TO HIRE AND RETAIN THE KEY PERSONNEL UPON WHOM OUR SUCCESS DEPENDS

         We depend on the principal members of our management and scientific staff, including Dr. Kari Stefansson, Chairman, President and Chief Executive Officer, Hannes Smarason, Executive Vice President and Senior Business and Finance Officer, Dr. Jeffrey Gulcher, Vice President, Research and Development and Dr. C. Augustine Kong, Vice President of Statistics. We have not entered into agreements with any of these persons that bind them to a specific period of employment. If any of these people leaves us, our ability to conduct our operations may be negatively affected. Our future success also will depend in part on our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and we cannot be certain that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could have a material adverse effect on us.

OUR OPERATIONS INVOLVE A RISK OF INJURY FROM HAZARDOUS MATERIALS, WHICH COULD BE VERY EXPENSIVE TO US

         Our research and manufacturing activities involve the generation, use and disposal of hazardous materials and wastes, including various chemicals and radioactive compounds. We are subject to laws and regulations governing the use, storage, handling and disposal of these materials, including standards prescribed by Iceland and applicable EU standards. Although we believe that our safety procedures comply with such laws and regulations, we cannot eliminate the risk of environmental contamination or injury. In the event of such an occurrence, we could be held liable for any damages that result, which could exceed our resources. Although we believe that we comply in all material aspects with applicable environmental laws and regulations and do not expect to make additional material capital expenditures in this area, we cannot predict whether new regulatory restrictions on the production, handling and marketing of biotechnology products will be imposed. Any such new regulatory restrictions could require us to incur significant costs to comply.

CURRENCY FLUCTUATIONS MAY NEGATIVELY AFFECT OUR FINANCIAL CONDITION

         Our revenues and cash reserves are denominated in U.S. dollars, but a portion of our operating costs are denominated in Icelandic kronas. A strengthening of the Icelandic krona against the U.S. dollar may, therefore, have a negative impact on our financial condition.

                                USE OF PROCEEDS

         deCODE will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                            SELLING SECURITYHOLDERS

         This reoffer prospectus relates to shares of common stock which have been acquired by the Selling Securityholders through their exercise of stock options granted to them under the Plan. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of deCODE.

         The following is a list, as of February 15, 2001, of the Selling Securityholders and the number of shares held by each Selling Securityholder.

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      ----------------------------------------------        ---------    ----------    -------------
Aoalbjorg Jonasdottir               Laboratory Project Leader                                 5,729         5,000         729
Anna Einarsdottir                   Laboratory Research Associate                             5,000         5,000          0
Anne  Fasquel                       Laboratory  Research Associate                            5,000         5,000          0
Aslaug Jonasdottir                  Laboratory Research Scientist                             5,000         5,000          0
Berglind Olafsdottir                Laboratory Project Leader                                 5,000         5,000          0
Birgir Palsson                      Informatics, Product Development Specialist               5,000         5,000          0
Birgitta Birgisdottir               Laboratory  Research Associate                            5,000         5,000          0
Bjorgvin Richardsson                Laboratory, Head of Genotyping                            5,000         5,000          0
Droplaug Magnusdottir               Laboratory Research Associate                             5,000         5,000          0
Ebba Palsdottir                     Laboratory Research Associate                             5,000         5,000          0
Frosti Palsson                      Informatics, Software Engineer                            5,000         5,000          0
Gretar Arnason                      Informatics, Bioinformatics Specialist                    5,000         5,000          0
Guomundur Guomundsson               Laboratory, Project Leader                               20,000        20,000          0
Guomundur B. Guomundsson            Laboratory, Research Scientist                            5,000         5,000          0
Helga Siguroardottir                Laboratory, Research Assistant                            5,000         5,000          0
Helga Eiriksdottir                  Laboratory, Head of Sequencing                            5,000         5,000          0
Helgi H. Hannessson                 Informatics, Bioinformatics Specialist                    5,000         5,000          0
Helgi B. Magnusson                  Informatics, Bioinformatics Specialist                    5,000         5,000          0
Hildur A. Bjornsdottir              Head of DNA Isolation                                     5,000         5,000          0
Hjalti Andrason                     Laboratory, Research Associate                            5,000         5,000          0
Hrafnhildur H. Antonsdottir         Laboratory, Group Leader-Genotyping                       5,000         5,000          0

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Hrefna Johannsdottir                Laboratory,  Research Associate                           5,000         5,000                0
Hreinn Stefansson                   Laboratory, Head of Division                             30,000        30,000                0
Inga Reynisdottir                   Laboratory, Head of Division                             20,000        20,000                0
Katrin H. Guojonsdottir             Laboratory,  Research Associate                           5,000         5,000                0
Katrin Helgadottir                  Laboratory,  Research Associate                           5,000         5,000                0
Maria Siguroardottir                Laboratory,  Research Assistant                           5,000         5,000                0
Marino Njalsson                     Formerly employed as a Security Manager                   8,333         8,333                0
                                    from July 1997 to October 2000
Peter Donnelly                      Consultant                                               60,000        60,000                0
Ragnar Valdimarsson                 Informatics, Project Manager                              5,000         5,000                0
Ragnheiour Fossdal                  Laboratory, Research Scientist                            5,000         5,000                0
Sigrun Sturludottir                 Laboratory, Head of Sample Management                     5,000         5,000                0
Sigurour Sveinsson                  Formerly employed as a Laboratory                         1,250         1,250                0
                                    Research Assistant from 1998 to 1999
Sigurour Baldursson                 Laboratory, Research Scientist                            5,000         5,000                0
Sigurlaug Sigvaldadottir            Finance, Secretary                                        5,000         5,000                0
Sigrun Siguroardottir               Laboratory, Research Scientist                            5,000         5,000                0
Soffia Hrafnkelsdottir              Laboratory, Research Scientist                            5,000         5,000                0
Steinunn Gunnarsdottir              Laboratory, Research Scientist                            5,000         5,000                0
Steinunn Snorradottir               Laboratory, Research Associate                            5,000         5,000                0
Steinunn Sigurjonsdottir            Laboratory, Research Associate                            5,000         5,000                0
Stein(th)ora (th)orisdottir         Laboratory, Research Associate                            5,000         5,000                0
Stella Maria Siguroardottir         Finance, Secretary                                        5,000         5,000                0
(th)orour Kristjansson              Informatics, Software Engineer                            5,000         5,000                0
(th)orgeir (th)orgeirsson           Laboratory, Associate Director                           20,000        20,000                0
(th)orgerour Bjornsdottir           Purchasing Manager                                        5,000         5,000                0
(th)orlakur Jonsson                 Laboratory, Director                                     20,000        20,000                0
Unnur Styrkarsdottir                Laboratory, Project Leader                               10,000        10,000                0
Valgerour Backman                   Laboratory, Research Scientist                           10,000        10,000                0
Viktoria Loftsdottir                Finance, Assistant                                        5,000         5,000                0
Timothy Hemesath                    Laboratory, Director                                    100,000       100,000                0
Albert Smith                        Laboratory, Project Leader                               10,000        10,000                0
Anna Helgadottir                    Laboratory, Project Leader                               20,000        20,000                0
Burkni Palson                       Informatics Software Engineer                             5,000         5,000                0
Guobjorg Orlygsdottir               Laboratory, Research Scientist                            5,000         5,000                0
Guolaug Kristjansdottir             Laboratory, Research Associate                            5,000         5,000                0
Guorun Hafsteinsdottir              Laboratory, Research Assistant                            5,000         5,000                0

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Jesus Sainz                         Laboratory, Head of Physical Mapping                     20,000        20,000                0
Jonina Valsdottir                   Laboratory, Research Scientist                            5,000         5,000                0
Juergen Laufs                       Laboratory, Project Leader                               12,034        12,034                0
Kristinn Finnbogason                Administrative Assistant                                  5,000         5,000                0
Lara Erlingsdottir                  Informatics, Software Engineer                            5,300         5,000              300
Margret Jakobsdottir                Laboratory, Group Leader                                  5,000         5,000                0
Olafur Einarsson                    Laboratory, Research Associate                            5,000         5,000                0
Ragnheiour Stefansdottir            Laboratory, Research Associate                            5,000         5,000                0
Sigriour (th)orsteinsdottir         Laboratory, Research Associate                            5,000         5,000                0
Sigurour Grimsson                   IT Specialist                                            10,000        10,000                0
Skeggi (th)ormar                    Database Project Manager                                 25,000        25,000                0
Solveig Gretarsdottir               Laboratory, Head of Division                             10,000        10,000                0
Anna Halldorsdottir                 Formerly employed as a Genealogy Associate                1,167         1,167                0
                                    from May 1998 to September 2000
Arnar Hrolfsson                     Finance\Purchasing Assistant                              2,000         2,000                0
Berglind Freymoosdottir             Formerly employed as a Nurse from                         5,000         5,000                0
                                    April 1998 to September 1998
Bjorn Arnarson                      Informatics, Genealogy Associate                          2,000         2,000                0
Daniel Guobjartsson                 Statistics Research Scientist                             5,000         5,000                0
Elin Gretarsdottir                  Informatics, Genealogy Associate                          2,000         2,000                0
Elinbjorg H. Runarsdottir           Laboratory, Research Associate                            5,000         5,000                0
Erla Olafsdottir                    Laboratory, Research Associate                            5,000         5,000                0
Frosti Jonsson                      Laboratory, Research Associate                            5,000         5,000                0
Guobjorg Olafsdottir                Laboratory, Research Associate                            5,000         5,000                0
Guofinna Sveinbjornsdottir          Formerly employed as a Nurse from                         4,500         4,500                0
                                    April 1998 to September 1998
Guorun Haroardottir                 Formerly employed in finance from                         2,813         2,813                0
                                    March 1998 to June 2000
Guorun Ingadottir                   Formerly employed as a Nurse from                         4,000         4,000                0
                                    April 1998 to September 1998
Guorun Johannsdottir                Human Resources, HR representative                        2,000         2,000                0
Guorun Guolaugsdottir               Formerly employed as a Nurse from                         5,000         5,000                0
                                    April 1998 to September 1998
Guorun Bjornsdottir                 Formerly employed as a Nurse from                         4,000         4,000                0
                                    April 1998 to September 1998
Halldora Grondal                    Formerly employed as a Nurse from                         4,000         4,000                0
                                    April 1998 to September 1998
Heioa Liljudottir                   Informatics, Genealogy Associate                          2,000         2,000                0

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Helga Sigurgeirsdottir              Laboratory, Research Assistant                            2,000         2,000                0
Helgi Hallbeck                      Laboratory, Research Associate                            5,000         5,000                0
Hjordis Palsdottir                  Formerly employed as a Nurse from                         4,000         4,000                0
                                    August 1998 to September 1998
Ingolfur Agustsson                  Informatics, Senior Software Engineer                     5,000         5,000                0
Johanna Stefansdottir               Laboratory, Research Assistant                            2,000         2,000                0
Jon Gunnar (th)orsteinsson          Formerly employed as a Genealogy                          1,250         1,250                0
                                    Associate from March 1998 to
                                    September 2000
Katirin Stefansdottir               Laboratory, Research Assistant                            2,000         2,000                0
Kjartan Benediktsson                Informatics, Software Engineer                            5,000         5,000                0
Kolbeinn Proppe                     Formerly employed as a Genealogy                          1,125         1,125                0
                                    Associate from June 1998 to August 2000
Omar Gustafsson                     Laboratory, Research Associate                            5,000         5,000                0
Petur Larusson                      Informatics, Genealogy Associate                          2,000         2,000                0
Rakel (th)orhallsdottir             Laboratory, Research Assistant                            2,000         2,000                0
Selma Haflioadottir                 Formerly employed as a Laboratory                           625           625                0
                                    Assistant from June 1998 to September 1999
Sesselja Jonsdottir                 Formerly employed as a Genealogy                          1,125         1,125                0
                                    Associate from June 1998 to January 2001
Siv Oscarsson                       Formerly employed as a Nurse from                         5,000         5,000                0
                                    April 1998 to September 1998
Stefan Palsson                      Laboratory, Research Associate                            5,000         5,000                0
Svana Steinsdottir                  Laboratory, Research Associate                            5,000         5,000                0
Svava  Siguroardottir               Informatics, Genealogy Associate                          2,000         2,000                0
Svanhvit Antonsdottir               Laboratory, Research Assistant                            2,000         2,000                0
(th)orarinn Blondal                 Laboratory, Research Associate                            5,000         5,000                0
(th)orey Arnadottir                 Finance, Secretary                                        2,000         2,000                0
Vala Guonadottir                    Laboratory, Research Associate                            5,000         5,000                0
Heioar Guonason                     Informatics, Director                                     2,000         2,000                0
Malfriour Siguroardottir            Laboratory, Research Associate                            2,000         2,000                0
Anton Yuryev                        Formerly employed as a Laboratory Research
                                    Scientist from September 1998 to September 1999           2,167         2,167                0
Dana Sholkny                        Laboratory, Research Scientist                            3,000         3,000                0
Andrew Hicks                        Laboratory, Project Leader                                5,000         5,000                0
Sigurbjorg Guonadottir              Research Associate, Statistics                            5,000         5,000                0
Arna Antonsdottir                   Laboratory, Research Associate                            5,000         5,000                0
Auour (th)orsteinsdottir            Finance, Secretary                                        1,000         1,000                0

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Asgeir Bjornsson                    Laboratory, Research Scientist                            5,000         5,000                0
Asgeir Sigurosson                   Laboratory Research Scientist                             1,000         1,000                0
Asdis Aoalsteinsdottir              Laboratory, Research Associate                            1,000         1,000                0
Baldur Bragason                     Informatics, Bioinformatics Specialist                    5,000         5,000                0
Berg(th)ora Skuladottir             Laboratory, Research Associate                            2,000         2,000                0
Bjarni Gislason                     Finance, Assistant, Internal Operations                   1,000         1,000                0
Einar Gislason                      Laboratory, Electronics Technician                        5,000         5,000                0
Emilia Soebeck                      Laboratory, Research Associate                            5,000         5,000                0
Eva Halapi                          Laboratory, Research Scientist                            5,000         5,000                0
Gisli (th)orisson                   Formerly employed as a Laboratory, Medical                1,250         1,250                0
                                    Doctor from June 1998 to July 1999
Guomundur Georgsson                 Informatics, LIMS Senior Software Engineer                5,000         5,000                0
Havarour Hjaltason                  Informatics, IT Service Technician                        5,000         5,000                0
Helga Einarsdottir                  Laboratory, Research Associate                            3,000         3,000                0
Herdis Guojonsdottir                Laboratory, Research Associate                            5,000         5,000                0
Hjordis Bjarnason                   Laboratory, Research Associate                            3,000         3,000                0
Hjortur Jonsson                     Statistics, Group leader, Statistics                      5,000         5,000                0
Hjorvar Petursson                   Statistics, Research Associate, Statistics                1,000         1,000                0
Hlynur Magnusson                    Laboratory, Research Assistant                            1,000         1,000                0
Ingibjorg Bjorgvinsdottir           Formerly employed as a Laboratory Research                  292           292                0
                                    Associate from May 1998 to July 1999
Jakob Sigurosson                    Informatics Software Engineer                             3,000         3,000                0
Ingigerour Ingudottir               Formerly employed as a Laboratory Research                  500           500                0
                                    Assistant from September 1998 to September 2000
Jona Saemundsdottir                 Laboratory, Research Associate                            5,000         5,000                0
Jonina Palmadottir                  Finance, Assistant                                        1,000         1,000                0
Jon Sveinsson                       Finance, Librarian                                        1,718         1,000              718
Julius Guomundsson                  Laboratory, Research Scientist                            5,000         5,000                0
Katrin Ingjaldsdottir               Laboratory, Research Assistant                            1,000         1,000                0
Kristbjorg Jonsdottir               Laboratory, Research Associate                            5,000         5,000                0
Kristjan Jonasson                   Statistics, Group Leader                                 10,000        10,000                0
Margret Andresdottir                Laboratory, Research Associate                            1,000         1,000                0
Margret Sveinsdottir                Formerly employed as a Research Assistant                   313           313                0
                                    in the lab from June 1998 to September 1999

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Oddur Jonas Jonasson                Formerly employed as an Assistant in Internal               396           396                0
                                    Operations from to September 1998 to March 2000
Olga Geirsdottir                    Formerly employed as an Assistant in Internal               375           375                0
                                    Operations from October 1998 to April 2000
Olof Guomundsdottir                 Laboratory, Research Scientist                            5,000         5,000                0
Omar Traustason                     Laboratory, Research Assistant                            1,000         1,000                0
Ragnar Runarsson                    Laboratory, Research Associate                            1,000         1,000                0
Rakel Magnusdottir                  Formerly employed as a Research Assistant                   500           500                0
                                    in the lab from August 1998 to August 2000
Robert Skraban                      Laboratory, Research Scientist                            1,000         1,000                0
Shyamali Ghosh                      Laboratory, Research Scientist                            5,000         5,000                0
Sigrun Reynisdottir                 Laboratory, Research Scientist                            1,000         1,000                0
Sigurbjorg Jakobsdottir             Laboratory, Research Assistant                            1,000         1,000                0
Sigurour Ingason                    Laboratory, Research Associate                            5,000         5,000                0
Sigurjon Guojonsson                 Laboratory, Research Scientist                            5,000         5,000                0
Sonja Siguroardottir                Laboratory, Research Associate                            1,000         1,000                0
Soley Bjornsdottir                  Laboratory, Research Scientist                            5,000         5,000                0
Steinunn Matthiasdottir             Laboratory, Research Associate                            1,359         1,000              359
Sunna Bragadottir                   Formerly employed as a Laboratory Research                  500           500                0
                                    Assistant from September 1998 to September 2000
Valgerour Stein(th)orsdottir        Laboratory, Project Leader                                5,000         5,000                0
Valgerour Gunnarsdottir             Medical Informatics Specialist                            5,000         5,000                0
(th)orbjorg Jonsdottir              Laboratory, Research Associate                            1,000         1,000                0
(th)oranna Bjornsdottir             Finance\Purchasing, Purchasing Assistant                  1,000         1,000                0
(th)orunn Guomundsdottir            Laboratory, Research Associate                            1,359         1,000              359
(th)rainn Arsaelsson                Internal Operations, Chef                                 1,000         1,000                0
Alexander Diehl                     Laboratory, Research Scientist                            5,000         5,000                0
Alfreo Hauksson                     Informatics, Software Engineer                            3,000         3,000                0
Andrei Manolescu                    Statistics, Research Scientist                            4,000         4,000                0
Anthony Gunnel                      Laboratory, Research Scientist                            3,000         3,000                0
Arnaldur Gylfason                   Informatics, Bioinformatics Specialist                    1,000         1,000                0
Arnar Sigmundsson                   Laboratory, Research Associate                            1,000         1,000                0
Arndis Bjornsdottir                 Laboratory, Research Associate                            1,000         1,000                0
Arni Sigurosson                     Informatics, IT Service                                   1,000         1,000                0

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Berit Nielsen                       Laboratory, Research Associate                            1,168         1,000              168
Bjorg Olafsdottir                   Laboratory, Research Associate                            1,000         1,000                0
Brynhildur Einarsdottir             Laboratory, Research Assistant                            1,000         1,000                0
Dagny Hreinsdottir                  Laboratory, Research Associate                            1,000         1,000                0
Eduardo Hernandez                   Laboratory, Research Scientist                            5,000         5,000                0
Egill Juliusson                     Formerly employed as a Research Assistant                   296           250               46
                                    in laboratory from September 1999 to
                                    September 2000
Ella Geirsdottir                    Laboratory, Research Associate                            1,000         1,000                0
Erna Magnusdottir                   Laboratory, Research Associate                            1,000         1,000                0
Freyr (th)orarinsson                Informatics, Project Manager, Data Mining                 7,500         7,500                0
Guolaug Runarsdottir                Laboratory, Research Assistant                            1,000         1,000                0
Guolaugur Egilsson                  Informatics Bioinformatics Specialist                     3,386         3,000              386
Guomar (th)orleifsson               Statistics, Group Leader                                  3,000         3,000                0
Guomundur (th)orisson               Informatics, Bioinformatics Specialist                    1,000         1,000                0
Guorun Jonsdottir                   Statistics, Research Associate                            1,000         1,000                0
Guorun AEgisdottir                  Laboratory, Genotyping                                    1,000         1,000                0
Gunnar Sigurosson                   Informatics, Bioinformatics Specialist                    1,000         1,000                0
Halldor Erlendsson                  Laboratory, Electronics Technician                        3,000         3,000                0
Halldor Fjalldal                    Formerly employed as a Research Scientist                   250           250                0
                                    from August 1999 to September 2000
Haraldur Hallgrimsson               Informatics Assistant                                     1,000         1,000                0
Harpa Runarsdottir                  Statistics                                                1,000         1,000                0
Haukur Arason                       Statistics, Research Scientist                            3,000         3,000                0
Hakon Aoalsteinsson                 Laboratory, Research Assistant                            1,000         1,000                0
Helena Marteinsdottir               Laboratory                                                1,000         1,000                0
Helga Erlingsdottir                 Laboratory, Research Associate                            1,000         1,000                0
Helga Knudsen                       Laboratory, Research Associate                            1,000         1,000                0
Helga Stefansdottir                 Informatics Office Manager                                1,000         1,000                0
Hermann Ingjaldsson                 Formerly employed as a Laboratory Research                  250           250                0
                                    Assistant from August 1999 to August 2000
Hjalti Sigurosson                   Informatics IT Service Technician                         1,000         1,000                0
Hjordis Siguroardottir              Informatics Software Engineer                             1,000         1,000                0

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Hulda (th)rainsdottir               Formerly employed as a Bioinformatics                       250           250                0
                                    Associate from May 1999 to May 2000
Ileana Manolescu                    Statistics, Research Associate                            1,000         1,000                0
Jo Ronneberg                        Laboratory, Research Associate                            1,000         1,000                0
Johann Fjalldal                     Informatics, Project Manager                              1,000         1,000                0
Johann Einarsson                    Informatics, Project Manager Database, Software          15,660        15,000              660
Jonas Hauksson                      Laboratory, Research Associate                            1,000         1,000                0
Jonheiour Isleifsdottir             Laboratory, Research Assistant                            1,000         1,000                0
Katherine Mylonas                   Laboratory, Research Associate                            1,000         1,000                0
Kristjana Johannesdottir            Laboratory, Research Assistant                            1,000         1,000                0
Kristjon Guojonsson                 Laboratory, Research Assistant                            1,000         1,000                0
Lisa Libungan                       Formerly employed as an Informatics                         396           396                0
                                    Assistant from June 1999 to December 2000
Luovik Guojonsson                   Informatics, Bioinformatics Specialist                    1,000         1,000                0
Luovik Tomasson                     Finance\Financial Reporting                              50,000        50,000                0
Magnus Jokulsson                    Formerly employed as a Research Assistant                   292           292                0
                                    in laboratory from June 1999 to August 2000
Nanna Vioarsdottir                  Laboratory, Research Associate                            1,000         1,000                0
Natasha Desnica                     Laboratory, Research Associate                            1,000         1,000                0
Ragnheiour Gestsdottir              Formerly employed as a Genealogy Associate                  250           250                0
                                    from September 1999 to September 2000
Rakel Tryggvadottir                 Formerly employed as a Research Assistant                   312           312                0
                                    in the lab from May 1999 to December 2000
Raywatee Sahodeo                    Finance, IR Assistant                                     1,000         1,000                0
Remi Spillaert                      Laboratory, Research Scientist,                           3,112         3,000              112
Robert (th)orvaldsson               Finance, Internal Operations, Assistant                   1,000         1,000                0
Sif Jonsdottir                      Laboratory, Research Scientist                            2,000         2,000                0
Sigfus Sigfusson                    Formerly employed as a Genealogy Associate                  375           375                0
                                    from May 1999 to December 2000

                                                                                                       Number of      Number of
                                                                                          Number of    Shares to     Shares to be
                                                                                           Shares          be         Owned After
Name:                               Position in the Company:                              Owned (1)    Offered(2)    Offering (3)*
------------------------------      -----------------------------------------------       ---------    ----------    -------------
Sigriour Gunnarsdottir              Laboratory, Research Assistant                            1,000         1,000                0
Sigriour Reynisdottir               Laboratory, Research Associate                            1,000         1,000                0
Sigrun Bjarnadottir                 Laboratory, Research Associate                            1,200         1,000              200
Sigrun Bjornsdottir                 Formerly employed in the Communications                   1,771         1,771                0
                                    Department from March 1999 to August 2000
Sigrun Halldorsdottir               Laboratory, Research Assistant                            1,000         1,000                0
Sigurborg Matthiasdottir            Laboratory, Research Associate                            1,000         1,000                0
Sigurour Arnason                    Database                                                 10,000        10,000                0
Sigurour Kristjansson               Informatics, Genealogy Associate                          1,000         1,000                0
Silja Arnarsdottir                  Laboratory, Research Assistant                            1,000         1,000                0
Stefan Jonsson                      Formerly employed as a Laboratory Research                  313           313                0
                                    Associate from June 1999 to September 2000
Steinunn Jonsdottir                 Laboratory, Research Associate                            1,000         1,000                0
Sunil Godithi                       Corporate Development,Software Engineer                   3,000         3,000                0
Sveinn Joelsson                     Informatics,                                              1,000         1,000                0
Theodora Thorlacius                 Laboratory, Research Associate                            1,000         1,000                0
(th)orsteinn Njalsson               Medical Doctor                                           15,000        15,000                0
(th)orunn Guomundsdottir            Informatics                                               1,000         1,000                0
(th)orunn Juliusdottir              Formerly employed as a Laboratory Research                  250           250                0
                                    Assistant from August 1999 to August 2000
Vaka Agustsdottir                   Laboratory, Research Assistant                            1,000         1,000                0
Vala Johannsdottir                  Laboratory, Research Associate                            1,000         1,000                0
Valdimar Hauksson                   Laboratory, Research Associate                            1,000         1,000                0
Valgeir Hallbergsson                Informatics, IT service                                   1,000         1,000                0
Orn Asgeirsson                      Informatics, IT service                                   1,000         1,000                0
Unnur Jokulsdottir                  Formerly Director of Communications                     160,000       100,000           60,000
Karl Tryggvason                     Consultant                                               60,000        60,000                0
Vigfus Sveinbjornsson               Finance\Purchasing, Purchasing Specialist                10,000        10,000                0


* All Selling Securityholders listed herein will own less than one percent of the outstanding shares after the offering.

(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Does not include outstanding options to purchase Shares of Common Stock granted to the named individuals under the Plan, whether or not vested or exercisable within 60 days of the date of this Reoffer Prospectus. Includes all Shares issued to such named individuals upon the exercise of options granted under the Plan. All of such Shares are being registered under the registration statement of which this Resale Prospectus is a part.

(3) Does not constitute a commitment to sell any or all of the stated number of Shares of Common Stock. The number of Shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.


                              PLAN OF DISTRIBUTION

         Shares offered hereby may be sold from time to time directly by or on behalf of the Selling Securityholders in one or more transactions on the Nasdaq National Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares sold hereunder, Selling Securityholders may, at the same time, sell any shares of common stock, including the shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus. There can be no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

         deCODE will pay all expenses of the registration of the shares. deCODE has notified certain Selling Securityholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

         The validity of the shares being offered hereby has been passed upon for deCODE by Reed Smith LLP.

                                     EXPERTS

         The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, which are incorporated by reference in this reoffer prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers ehf., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by deCODE genetics, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement as of their respective dates:

         (a) The Registrant's final prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act");

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2000;

         (c) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since July 18, 2000;

         (d)      The Registrant's Form 8-A filed on June 26, 2000 pursuant to
                  Section 12(g) of the Exchange Act; and

         (e) The description of the Registrant's common stock contained in the Registrant's final prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Section 4.7 of our certificate of incorporation states that a director will not be personally liable to us or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

         Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by (a) a majority of the disinterested members of the Board of Directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the Board of Directors or board committee is not available or if the disinterested members of the Board of Directors or a board committee so direct); or (c) the stockholders.

         Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our past, present and future directors and officers that provides coverage for any damages (including punitive or exemplary damages, where insurable under applicable law), settlements, judgments and reasonable and necessary legal fees and expenses incurred by any of the officers or directors resulting from any judicial or administrative proceeding (including arbitration or alternative dispute resolution proceeding) or any written demand or notice describing circumstances likely to give rise to a judicial or administrative proceeding initiated during the policy period against any of the officers or directors in which they may be subjected to a binding adjudication of liability for damages or other relief, including any appeal therefrom, for any actual or alleged error, omission, misstatement, misleading statement, breach of duty, violation of securities laws or regulations by any officer or director, (including libel, slander or defamation in connection solely with an employment practices wrongful act), or in connection with the purchase or sale, or offer to purchase or sell, securities issued by the company, while acting in his capacity as or by reason of his status as a director or officer of the company (or any subsidiary of the company) or in his capacity as a director or officer of a company exempt from taxation under 501(c)(3) of the Internal Revenue Code (or any subsidiary of such company) during such time that such service is part of the regularly assigned duties of the officer or director with the company. Our liability insurance further provides for any reasonable investigative costs, including fees of attorneys and experts, incurred by the company or its board of directors in the investigation or evaluation of any shareholder derivative demand to bring a civil proceeding against an officer or director. Among other exclusions, our current policy specifically excludes coverage for any claim: brought about or contributed to in fact by any intentional dishonest or fraudulent act or omission or any willful violation of any statute, rule or law by any officer or director; based upon actual or alleged exposure to pollution or contamination; for actual or alleged violations of the Employee Retirement Income Security Act of 1974; by, on behalf of, or at the direction of, the company or other officers or directors; brought about or contributed to in fact by the gaining by any officer or director of any profit, remuneration or advantage to which such officer or director is not legally entitled; by any willful violation of any statute, rule or law; seeking relief or redress in any form other than money damages; for actual or alleged bodily injury, sickness, disease, death, mental anguish, emotional distress, damage to or destruction of tangible property, nuclear reaction, nuclear radiation, radioactive contamination or radioactive substance.

         Section 42 of our bylaws requires that we indemnify each director and executive officer to the fullest extent allowable under the DGCL, and empowers us to indemnify our other officers, employees and other agents. Section 42 further provides, however, that we may limit the extent of our indemnification by individual contracts with our directors and executive officers, and further, that we will not be required to indemnify any director or executive officer in connection with any proceeding (or part of a proceeding) initiated by that person or any proceeding by that person against us or our directors, officers, employees or other agents unless (a) indemnification is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors or
(c)indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL. This provision is a contract with each director and executive officer who serves in that capacity at any time while the provision and the relevant provisions of the DGCL are in effect.

         Any repeal or modification of Section 42 of our bylaws will only be prospective, and will not affect any rights in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any of our agents. Further, the rights conferred on any person by
Section 42 will continue as to a person who has ceased to be a director, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such person.

         We have, in addition, entered into an indemnity agreement with one of our directors, Sir John Vane. The agreement requires us, subject to certain exceptions, to hold harmless and indemnify Sir John to the fullest extent authorized or permitted by the provisions of the bylaws and the DGCL, as each may be amended from time to time (but, only to the extent that an amendment permits us to provide broader indemnification rights than the bylaws or the DGCL permitted prior to adoption of that amendment). Subject to certain exclusions, we further agreed to hold harmless and indemnify Sir John against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that he becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of us) to which he is, was, or at any time becomes, a party, or is threatened to be made a party, by reason of the fact that he is, was, or at any time becomes, our director, officer, employee or other agent, or is or was serving, or at any time serves, at our request, as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided to him by us under our bylaws and the DGCL.

         Our agreement with, and obligations to, Sir John under his indemnity agreement will continue during the period that he serves as our director, officer, employee or other agent (or is or was serving at our request as a director, officer, employee or other agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise) and will continue thereafter so long as he will be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that the director was serving in the capacity referred to herein.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The shares to be sold under the reoffer prospectus were initially issued by the Registrant and were deemed exempt from registration under the Securities Act in reliance on: (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans relating to compensation in compliance with Rule 701, (2) Regulation S as offers and sales that occurred outside the United States, or (3) Section 4(2) of the Securities Act, and/or Regulation D thereunder, as transactions by an issuer not involving any public offering.


ITEM 8.  EXHIBITS

Exhibit No.       Description of Exhibit

3.1 Amended and Restated Certificate of Incorporation, as further amended (Incorporated by reference to Exhibit 3.1 and Exhibit
                  3.3 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000.)

3.2 Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000.)

4.1 Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000.)

5.1               Opinion of Reed Smith LLP

10.1              1996 Equity Incentive Plan, as amended

10.2 Form of Non-Statutory Stock Option Agreement, including Early Exercise Stock Purchase Agreement and all exhibits thereto, as executed by employees and officers of deCODE genetics, Inc. who received and exercised non-statutory stock options (Incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000.)

23.1 Consent of PricewaterhouseCoopers ehf., independent public accountants

23.2 Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1              Power of Attorney (included on the Signature Page)


ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reykjavik, Iceland, on this 28th day of February, 2001.

                                             deCODE genetics, Inc.

                                             By:  /s/ Kari Stefansson
                                                 ______________________________
                                                 Dr. Kari Stefansson, President
                                                 and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Kari Stefansson, Hannes Smarason and Axel Nielsen, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                                              Title                                        Date
---------                                              -----                                        ----

/s/ Kari Stefansson
____________________________         Chairman, President, Chief Executive Officer            February 28, 2001
Dr. Kari Stefansson                  (principal executive officer) and Director

/s/ Axel Nielsen
____________________________         Vice President, Finance and Treasurer                    February 28, 2001
Axel Nielsen                         (principal financial officer and
                                     principal accounting officer)

/s/ Jean-Francois Formela
____________________________         Director                                                 February 28, 2001
Jean-Francois Formela

/s/ Andre Lamotte
____________________________         Director                                                 February 28, 2001
Andre Lamotte

/s/ Terrance McGuire
____________________________         Director                                                 February 28, 2001
Terrance McGuire

 /s/ John Vane
____________________________         Director                                                 February 28, 2001
Sir John Vane